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                                                                       Exhibit 4

        FIRST SUPPLEMENTAL INDENTURE, dated as of June 2, 1997 between AMETEK, Inc., a Delaware corporation (the "Company") and CoreStates Bank, N.A. (the "Trustee"), as Trustee under the Indenture hereinafter referred to.

        WHEREAS, the Company and the Trustee have previously entered into an Indenture dated as of March 15, 1994 (the "Indenture") relating to the 9 3/4% Senior Notes, due 2004, of the Company ("Notes");

        WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may, with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, amend the Indenture as provided herein;

        WHEREAS, the holders of not less than a majority in aggregate principal amount of the outstanding Notes have consented to this First Supplemental Indenture; and

        WHEREAS, all acts and things prescribed by law and by the Company's Certificate of Incorporation and the By-Laws (each as now in effect) necessary to make this First Supplemental Indenture a valid instrument legally binding on the Company for the purposes herein expressed, in accordance with its terms, have been duly done and performed;

        NOW THERETOFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee hereby agree for the benefit of each other and the equal and ratable benefit of the holders of the Notes as follows:

        1. Amendment of Article One, Section 101. The alphabetical list of
           -------------------------------------
definitions included in Section 101 of the Indenture is hereby amended by inserting between the definitions of "Credit Agreement" and "Debt" the following definition:
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          "Culligan Transaction" means, collectively, the
          contributions, distribution and merger transactions contemplated by that certain Amended and Restated
          Agreement and Plan of Merger and Reorganization, dated as of February 5, 1997 and as thereafter from time to time amended, by and among the Company, Ametek Aerospace Products, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Culligan Water Technologies, Inc., a
          Delaware corporation ("Culligan") and Culligan
          Water Company, Inc., a Delaware corporation and a wholly owned subsidiary of Culligan.

     2.   Amendment of Article Ten. Section 1010. Section 1010 of the Indenture
          --------------------------------------
is hereby amended by inserting the following paragraph at the end of such
Section:

               Notwithstanding the foregoing, the term
          "Restricted Payments" shall not include the Culligan
          Transaction or any securities, cash or other assets issued, paid or distributed in connection therewith.

     3.  Construction. For all purposes of this First Supplemental Indenture,
         ------------
except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words "herein," "hereof" and "hereby" and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular Section hereof.

     4.  Trustee Acceptance. The Trustee accepts the amendment of the Indenture
         ------------------
effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture, as

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hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company and makes no representations as to the validity, enforceability against the Company, or sufficiency of this First Supplemental Indenture.

        5.   Indenture Ratified.  Except as expressly amended hereby, the
             ------------------
Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

        6.   Holders Bound.  This First Supplemental Indenture shall form a part
             -------------
of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

        7.   Successors and Assigns.  The First Supplemental Indenture shall be
             ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        8.   Counterparts.  This First supplemental Indenture may be executed in
             ------------
any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

        9.   Governing Law.   This First Supplemental Indenture shall be
             -------------
governed by and construed in accordance with the laws of the State of New York.

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        IN WITNESS WHEREOF, the Company and the Trustee have caused this First
Supplemental Indenture to be signed and executed as of the day and year first above written.

                                       AMETEK, INC.


                                       By: /s/ Deirdre D. Saunders
                                           -----------------------
                                       Name: Deirdre D. Saunders
                                       Title: Treasurer and Assistant Secretary


                                       CORESTATES BANK, N.A.


                                       By: /s/ J. Bruce Herd
                                           ------------------
                                       Name: J. Bruce Herd
                                       Title: Vice President











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